Exhibit 99.1

FOURTH QUARTER and Full Year 2022 Earnings Press Release (Company Logo)

FOURTH QUARTER and FULL

YEAR 2022

Earnings Press Release

Parsons Reports Record Revenue and Adjusted EBITDA Results for the Fourth Quarter and Fiscal Year 2022

Q4 2022 Financial Highlights

▪	Record fourth quarter revenue of $1.1 billion, representing total growth of 16% and organic growth of 9%
▪	Net income of $28 million
▪	Record fourth quarter adjusted EBITDA of $98 million
▪	Cash flow from operations of $89 million
▪	Book-to-bill ratio of 1.0x in Q4 2022 and for fiscal year 2022

Fiscal Year 2022 Highlights

▪	Record revenue of $4.2 billion, representing total growth of 15% and organic growth of 9%
▪	Net income of $97 million
▪	Record adjusted EBITDA of $353 million
▪	Cash flow from operations of $238 million
▪	Won eleven contracts each worth $100 million or more
▪	Continuing to build on long-standing commitment to ESG initiatives
▪	Establishing fiscal year 2023 guidance

CENTREVILLE, VA – February 15, 2023, Parsons Corporation (NYSE: PSN) today announced financial results for the fourth quarter and fiscal year ended December 31, 2022.

CEO Commentary

“We had a strong finish to 2022, achieving record revenue and adjusted EBITDA for both the fourth quarter and for the full year, while generating solid cash flow. We also delivered on our 2022 objectives, which resulted in strong, consistent organic revenue growth throughout the year,” said Carey Smith, chair, president and chief executive officer of Parsons.

“In 2022, we maintained our hiring and retention momentum, won large contract awards, closed our largest acquisition since our IPO, and continued to be recognized for our long-standing commitment to ESG. We are well-positioned in two complementary and growing markets, and we will continue to invest in our people, technology, business development initiatives and strategic M&A to maintain our momentum and drive shareholder value.”

Fourth Quarter 2022 Results

Year-over-Year Comparison (Q4 2022 vs. Q4 2021)

Total revenue for the fourth quarter of 2022 increased by $152 million, or 16%, to $1.1 billion. This increase was primarily driven by organic growth of 9% as a result of the strength of our Critical Infrastructure operations. The company’s Xator acquisition contributed approximately $67 million of revenue in the fourth quarter of 2022. Operating income increased 14% to $53.3 million primarily due to lower acquisition amortization and the ramp-up of new contract awards. Net income decreased to $28 million. Diluted earnings per share (EPS) attributable to Parsons was $0.25 in the fourth quarter of 2022, compared to $0.26 in the fourth quarter of 2021.

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Adjusted EBITDA including noncontrolling interests for the fourth quarter of 2022 was $98 million, an 8% increase over the fourth quarter of 2021. This increase was driven by Xator and the ramp-up on new contract awards. Adjusted EBITDA margin was 8.9% in the fourth quarter of 2022, compared to 9.6% in the fourth quarter of 2021. The margin decrease was driven by unfavorable indirect rate impacts, higher incentive compensation costs given the company’s strong performance in 2022, and volume on a lower margin federal solutions program. Adjusted diluted EPS was $0.51 in the fourth quarter of 2022, compared to $0.55 in the fourth quarter of 2021. The decrease in adjusted EPS was driven primarily by higher interest and income tax expenses.

Fiscal Year 2022 Results

Fiscal Year Comparison (fiscal year 2022 vs. fiscal year 2021)

Total revenue for the year ended December 31, 2022, increased by $535 million, or 15%, to $4.2 billion. This increase was primarily driven by organic growth of 9% as a result of strong operating performances in both the company’s Critical Infrastructure and Federal Solutions segments. Acquisitions contributed approximately $205 million of revenue in fiscal year 2022. Operating income increased 40% to $186 million primarily due to improved program performance and operating leverage. Net income increased to $97 million. Diluted earnings per share (EPS) attributable to Parsons was $0.87, compared to $0.59 in the prior fiscal year.

Adjusted EBITDA including noncontrolling interests for the year ended December 31, 2022, was $353 million, a 14% increase over the prior year. This increase was driven primarily by improved program performance and accretive acquisitions. Adjusted EBITDA margin was 8.4% for the year ended December 31, 2022, compared to 8.5% for the year ended December 31, 2021. The margin decrease was driven by lower equity in earnings 2022 from joint ventures. Adjusted diluted EPS was $1.81 for the year ended December 31, 2022, compared to $1.65 for the year ended December 31, 2021. The year-over-year adjusted EPS increase was driven by the stronger operating income as noted above.

Segment Results

Federal Solutions Segment

Federal Solutions Quarter-over-Quarter Comparison (Q4 2022 vs. Q4 2021)

	Three Months Ended		Growth
	December 31, 2022	December 31, 2021	Dollars/ Percent	Percent
Revenue	$563,386	$494,015	$69,371	14%
Adjusted EBITDA	$47,805	$51,811	$(4,006)	-8%
Adjusted EBITDA margin	8.5%	10.5%	-2.0%	-19%

Fourth quarter 2022 Federal Solutions revenue increased by $69 million, or 14%, to $563 million. This increase was driven by organic growth of 1% and $67 million from Xator. Organic revenue growth was impacted by a program which completed at the end of the first quarter of 2021 and expected seasonality on specific programs.

Federal Solutions adjusted EBITDA including noncontrolling interests decreased by $4 million, or 8%, to $48 million. Adjusted EBITDA margin decreased to 8.5% from 10.5% in the fourth quarter of 2021. These

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decreases were driven primarily by unfavorable year-over-year indirect rate impacts, higher incentive compensation, and volume on a lower margin federal solutions program.

Federal Solutions Fiscal Year Comparison (fiscal year 2022 vs. fiscal year 2021)

	Fiscal Year Ended		Growth
	December 31, 2022	December 31, 2021	Dollars/ Percent	Percent
Revenue	$2,212,987	$1,888,050	$324,937	17%
Adjusted EBITDA	$199,365	$163,006	$36,359	22%
Adjusted EBITDA margin	9.0%	8.6%	0.4%	5%

Federal Solutions revenue for the year ended December 31, 2022, increased by $325 million, or 17%, to $2.2 billion. This increase was primarily driven by organic growth of 6% and approximately $205 million of revenue from acquisitions. Organic growth was driven by the ramp-up of work on existing Federal Solutions Transportation and Cyber contracts.

Federal Solutions adjusted EBITDA including noncontrolling interests for the year ended December 31, 2022, increased by $36 million, or 22%, to $199 million. Adjusted EBITDA margin increased to 9.0% from 8.6% in the prior year period. These increases were driven primarily by acquisitions and improved program performance.

Critical Infrastructure Segment

Critical Infrastructure Quarter-over-Quarter Comparison (Q4 2022 vs. Q4 2021)

	Three Months Ended		Growth
	December 31, 2022	December 31, 2021	Dollars/ Percent	Percent
Revenue	$539,726	$456,653	$83,073	18%
Adjusted EBITDA	$50,628	$39,091	$11,537	30%
Adjusted EBITDA margin	9.4%	8.6%	0.8%	10%

Fourth quarter 2022 Critical Infrastructure revenue increased $83 million, or 18% (all organic), to $540 million. This growth was driven primarily by the ramp-up of hiring on new and existing contracts in the Middle East.

Fourth quarter 2022 Critical Infrastructure adjusted EBITDA including noncontrolling interests increased by $12 million, or 30%, to $51 million. Adjusted EBITDA margin increased to 9.4% from 8.6% in the fourth quarter of 2021. These increases were primarily driven by the ramp-up on accretive new contracts and existing contracts, and improved operating performance.

Critical Infrastructure Year-over-Year Comparison (fiscal year 2022 vs. fiscal year 2021)

	Fiscal Year Ended		Growth
	December 31, 2022	December 31, 2021	Dollars/ Percent	Percent
Revenue	$1,982,285	$1,772,721	$209,564	12%
Adjusted EBITDA	$153,417	$146,714	$6,703	5%
Adjusted EBITDA margin	7.7%	8.3%	-0.5%	-6%

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Critical Infrastructure revenue for the year ended December 31, 2022, increased $210 million, or 12%, to $2.0 billion. This increase was driven by the ramp-up of new Urban Development, Transportation and Environmental Remediation contracts.

Critical Infrastructure adjusted EBITDA including noncontrolling interests for the year ended December 31, 2022, increased by $7 million, or 5%, compared to $153 million. This increase was driven by improved program performance and the ramp-up of new and existing contracts. Adjusted EBITDA margin decreased to 7.7% from 8.3% in the prior year period. This decrease was primarily due to lower equity in earnings from minority joint ventures, and previously discussed investments to support growth.

Fourth Quarter 2022 Key Performance Indicators

▪	Book-to-bill ratio (fourth quarter): 1.0x on net bookings of $1.1 billion
▪	Book-to-bill ratio (trailing twelve-months): 1.0x on net bookings of $4.3 billion.
▪	Total backlog: $8.2 billion, a 2% decrease from the fourth quarter of 2021.
▪

Cash flow from operating activities: Fourth quarter 2022: $89 million. For the twelve months ended December 31, 2022, cash flow from operating activities was $238 million, compared to $206 million in the prior year period.

▪

Net Debt: Cash and cash equivalents were $263 million and total debt was $744 million. The company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the fourth quarter of 2022 was below 1.4x. The company defines net debt as total debt less cash and cash equivalents.

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Significant Contract Wins in the Fourth Quarter of 2022

Parsons continues to win large strategic contracts in both the Critical Infrastructure and Federal Solutions segments. During the fourth quarter of 2022, the company won three single-award contracts worth more than $100 million each, bringing the company’s total to eleven contract wins worth $100 million or more during the full year. In addition, Parsons continues to win meaningful multiple-award IDIQ contracts.

▪

Awarded a 12-year follow-on contract for environmental remediation on the Giant Mine program in Canada, which is one of the largest mine reclamation projects in the world. The expected value of this program to Parsons is approximately $2 billion, of which the company booked $270 million in the fourth quarter. This is the 3rd largest contract win in Parsons’ history, and a significant ESG accomplishment that reinforces our commitment to protecting human health and safety, restoring the environment, and maximizing socio-economic benefits.

▪

Awarded a $122 million option year contract for C5ISR, exercises, operations, and information services by the General Services Administration. Under this contract, the company booked $40 million in the fourth quarter of 2022.  Parsons is pleased to support the Intelligence Community by providing critical global cyber and intelligence technologies.

▪

Xator’s Overseas Security Installation Services (OSIS) II program received its second of five potential award years, valued at $119 million. Through OSIS II, Xator provides the Department of State with technical security installation and support services, operations centers and Counter Unmanned Aerial Systems services worldwide. Xator also won two task orders totaling $79 million under the Integrated Base Defense Security System contract to provide the U.S. Air Force with a platform that seamlessly integrates computing power, communications, and tools for situational awareness.

▪

Won a single-award IDIQ contract to partner with a chemicals customer to develop and implement innovative and sustainable solutions for environmental remediation including emerging contaminants at both active and inactive manufacturing sites across North America. The total contract value for the five-year period is estimated at $75 million.

▪	Awarded more than $125 million of contract wins on five different transportation projects, providing design expertise.
▪

Awarded prime positions on three multiple-award IDIQ contacts. The first one is an Air Force Life Cycle Management contract to perform capability development, systems development, and synthetic environment development with a $900 million ceiling value over 10 years. The second one is a Naval Facilities Engineering Systems Command contract with a $95 million ceiling value over five years to provide engineering services. The third multiple-award IDIQ win is for the Toronto Transit Commission’s renewable energy program to assist with project management in the fields of renewable energy, fleet charging and de-carbonization. This contract has a $58 million ceiling over three years.

▪	After the fourth quarter of 2022 ended, the company was awarded a $94 million single-award recompete contract from a classified customer for cyber capabilities development and support services.

Additional Fourth Quarter 2022 Corporate Highlights

Parsons continues to build on its long-standing commitment to environmental, social, and governance (ESG) initiatives and Delivering a Better World. During the quarter, Parsons received three different awards for being a military friendly employer. These awards complement other ESG awards the company received during 2022 including being named as one of the World’s Most Ethical Companies by Ethisphere for the 13th consecutive year, being honored by the Human Rights Campaign as a 2022 best

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places to work for the LGBTQ+ community, and for being recognized by other institutions for its STEM and diversity hiring practices.

▪

Recognized with the 2023 Gold Award: Top 10 employer designation by Military Friendly®, an advocacy program that sets standards that measure an organization’s commitment, effort and success in creating sustainable and meaningful opportunity for the military community. Over 1,500 companies compete annually for this coveted designation. Parsons is pleased to have exceeded the standards of recruiting, hiring, supporting, retaining, and providing a culture of commitment, opportunity and advancement of veterans.

▪

Recipient of the 2022 HIRE Vets Medallion Award at the Gold level. The Honoring Investments in Recruiting and Employing American Military Veterans Act (HIRE Vets Act) Medallion Program is the only federal award program that recognizes employers who are committed to veteran hiring, retention, and professional development.

▪	Recognized as a top Best for Vets company by Military Times. This sought-after distinction recognizes organizations for their programs and policies that support veterans’ post-military careers.

Fiscal Year 2023 Guidance

The table below summarizes the company’s fiscal year 2023 guidance.

Fiscal Year 2023 Guidance
Revenue	$4.375 billion - $4.575 billion
Adjusted EBITDA including non-controlling interest	$365 million - $405 million
Cash Flow from Operating Activities	$270 million - $330 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2023.

Conference Call Information

Parsons will host a conference call today, February 15, 2023, at 8:00 a.m. ET to discuss the financial results for its fourth quarter and fiscal year 2022.

Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners may also access a slide presentation on the website, which summarizes the company’s fourth quarter and fiscal year 2022 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 833-634-2602 (domestic) or +1 412-902-4114 (international). No passcode is required.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through February 22, 2023, at +1 877-344-7529 (domestic) or +1 412-317-0088 (international) and entering passcode 5678900.

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About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber, space and missile defense, transportation, environmental remediation, urban development, and critical infrastructure solutions. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact. Please visit parsons.com and follow us on LinkedIn and Facebook to learn how we're making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events.  Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive  bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes.  These factors are not exhaustive and additional factors could adversely affect our business and financial performance.  For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2022, on Form 10-K, filed on February 15, 2023, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise,

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except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(703) 775-6191
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue	$1,103,112	$950,668	$4,195,272	$3,660,771
Direct cost of contracts	860,455	723,888	3,248,550	2,807,950
Equity in earnings of unconsolidated joint ventures	6,110	10,334	16,347	36,862
Selling, general and administrative expenses	195,434	190,246	777,403	757,237
Operating income	53,333	46,868	185,666	132,446
Interest income	348	81	966	396
Interest expense	(8,399)	(4,194)	(23,185)	(17,697)
Other income (expense), net	3,079	(1,355)	2,775	(2,557)
Total other income (expense)	(4,972)	(5,468)	(19,444)	(19,858)
Income before income tax expense	48,361	41,400	166,222	112,588
Income tax expense	(12,014)	(5,258)	(39,657)	(23,636)
Net income including noncontrolling interests	36,347	36,142	126,565	88,952
Net income attributable to noncontrolling interests	(8,216)	(7,169)	(29,901)	(24,880)
Net income attributable to Parsons Corporation	$28,131	$28,973	$96,664	$64,072
Earnings per share:
Basic	$0.27	$0.28	$0.93	$0.62
Diluted	$0.25	$0.26	$0.87	$0.59

Weighted average number shares used to compute basic and diluted EPS

(in thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Basic weighted average number of shares outstanding	103,980	102,785	103,758	102,544
Stock-based awards	1,056	843	808	666
Convertible senior notes	8,917	8,917	8,917	8,917
Diluted weighted average number of shares outstanding	113,953	112,545	113,483	112,127

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(in thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income attributable to Parsons Corporation	28,131	28,973	96,664	64,072
Convertible senior notes if-converted method interest adjustment	548	534	2,176	2,130
Diluted net income attributable to Parsons Corporation	28,679	29,507	98,840	66,202

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents (including $53,193 and $78,514 Cash of consolidated joint ventures)	$262,539	$342,608
Restricted cash and investments	-	1,275
Accounts receivable, net (including $217,419 and $140,266 Accounts receivable of consolidated joint ventures, net)	717,345	598,311
Contract assets (including $11,313 and $8,779 Contract assets of consolidated joint ventures)	634,033	579,216
Prepaid expenses and other current assets (including $7,913 and $18,783 Prepaid expenses and other current assets of consolidated joint ventures)	105,866	110,941
Total current assets	1,719,783	1,632,351

Property and equipment, net (including $2,543 and $1,721 Property and equipment of consolidated joint ventures, net)	96,050	104,196
Right of use assets, operating leases	155,090	182,672
Goodwill	1,661,850	1,412,690
Investments in and advances to unconsolidated joint ventures	107,425	110,688
Intangible assets, net	254,127	207,821
Deferred tax assets	137,709	134,393
Other noncurrent assets	66,108	46,129
Total assets	$4,198,142	$3,830,940

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $49,078 and $78,558 Accounts payable of consolidated joint ventures)	$201,428	$196,286
Accrued expenses and other current liabilities (including $102,417 and $82,746 Accrued expenses and other current liabilities of consolidated joint ventures)	630,193	599,089
Contract liabilities (including $40,654 and $14,333 Contract liabilities of consolidated joint ventures)	213,064	171,671
Short-term lease liabilities, operating leases	59,144	55,902
Income taxes payable	4,290	7,836
Total current liabilities	1,108,119	1,030,784

Long-term employee incentives	17,375	15,997
Long-term debt	743,605	591,922
Long-term lease liabilities, operating leases	111,417	148,893
Deferred tax liabilities	12,471	11,400
Other long-term liabilities	109,220	94,832
Total liabilities	2,102,207	1,893,828
Contingencies (Note 14)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,132,016 and 146,276,880 shares issued; 40,960,845 and 33,331,494 public shares outstanding; 63,742,151 and 70,328,237 ESOP shares outstanding	146,132	146,277
Treasury stock, 41,429,020 shares at cost	(844,936)	(867,391)
Additional paid-in capital	2,717,134	2,684,979
Retained earnings (accumulated deficit)	43,089	(53,529)
Accumulated other comprehensive loss	(17,849)	(9,568)
Total Parsons Corporation shareholders' equity	2,043,570	1,900,768
Noncontrolling interests	52,365	36,344
Total shareholders' equity	2,095,935	1,937,112
Total liabilities and shareholders' equity	$4,198,142	$3,830,940

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Twelve Months Ended
	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net income including noncontrolling interests	$126,565	$88,952
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	120,501	144,209
Amortization of debt issue costs	3,029	2,817
(Gain) loss on disposal of property and equipment	(164)	338
Provision for doubtful accounts	57	8
Deferred taxes	(844)	(3,468)
Foreign currency transaction gains and losses	1,973	4,916
Equity in earnings of unconsolidated joint ventures	(16,347)	(36,862)
Return on investments in unconsolidated joint ventures	28,417	24,494
Stock-based compensation	23,008	20,187
Contributions of treasury stock	54,659	54,905
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	(117,318)	99,894
Contract assets	(32,032)	1,494
Prepaid expenses and other assets	(1,405)	(18,798)
Accounts payable	(717)	(31,766)
Accrued expenses and other current liabilities	3,879	(74,683)
Contract liabilities	41,306	(30,407)
Income taxes	(3,649)	2,878
Other long-term liabilities	6,608	(43,534)
Net cash provided by operating activities	237,526	205,574
Cash flows from investing activities:
Capital expenditures	(30,593)	(21,105)
Proceeds from sale of property and equipment	771	1,329
Payments for acquisitions, net of cash acquired	(379,467)	(198,256)
Investments in unconsolidated joint ventures	(17,622)	(38,459)
Return of investments in unconsolidated joint ventures	9,443	772
Proceeds from sales of investments in unconsolidated joint ventures	-	14,812
Net cash used in investing activities	(417,468)	(240,907)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	916,000	-
Proceeds from delayed draw term loan	350,000	-
Repayments of borrowings under credit agreement	(916,000)	(50,000)
Repayment of private placement debt	(200,000)	-
Payments for debt costs and credit agreement	(862)	(1,937)
Payments for acquired warrants	(11,243)	-
Contributions by noncontrolling interests	10,266	1,754
Distributions to noncontrolling interests	(24,128)	(37,932)
Repurchases of common stock	(22,000)	(21,701)
Taxes paid on vested stock	(7,042)	(2,242)
Proceeds from issuance of common stock	5,377	5,555
Net cash provided by (used in) financing activities	100,368	(106,503)
Effect of exchange rate changes	(1,770)	(1,496)
Net decrease in cash, cash equivalents, and restricted cash	(81,344)	(143,332)
Cash, cash equivalents and restricted cash:
Beginning of year	343,883	487,215
End of period	$262,539	$343,883

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Contract Awards

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Federal Solutions	$386,082	$254,761	$1,921,123	$2,458,528
Critical Infrastructure	721,616	574,905	2,353,598	2,107,264
Total Awards	$1,107,698	$829,666	$4,274,721	$4,565,792

Backlog

(in thousands)

	December 31, 2022	December 31, 2021
Federal Solutions:
Funded	$1,257,537	$1,414,985
Unfunded	3,586,791	3,906,678
Total Federal Solutions	4,844,328	5,321,663
Critical Infrastructure:
Funded	3,280,701	2,957,968
Unfunded	54,216	67,306
Total Critical Infrastructure	3,334,917	3,025,274
Total Backlog	$8,179,245	$8,346,937

Book-To-Bill Ratio1:

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Federal Solutions	0.7	0.5	0.9	1.3
Critical Infrastructure	1.3	1.3	1.2	1.2
Overall	1.0	0.9	1.0	1.2

Non-GAAP Financial Information

[1]	Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’ performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income attributable to Parsons Corporation	$28,131	$28,973	$96,664	$64,072
Interest expense, net	8,051	4,113	22,219	17,301
Income tax provision (benefit)	12,014	5,258	39,657	23,636
Depreciation and amortization (a)	29,833	37,669	120,501	144,209
Net income attributable to noncontrolling interests	8,216	7,169	29,901	24,880
Equity-based compensation	8,540	4,476	24,354	19,601
Transaction-related costs (b)	1,784	2,696	16,270	11,965
Restructuring (c)	-	229	213	736
Other (d)	1,864	319	3,003	3,320
Adjusted EBITDA	$98,433	$90,902	$352,782	$309,720

(a)

Depreciation and amortization for the three months and year ended December 31, 2022, is $25.5 million and $102.9 million, respectively, in the Federal Solutions Segment and $4.3 million and $17.6 million, respectively in the Critical Infrastructure Segment.  Depreciation and amortization for the three months and year ended December 31, 2021, is $33.1 million and $125.7 million, respectively in the Federal Solutions Segment and $4.6 million and $18.5 million, respectively in the Critical Infrastructure Segment.

(b)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)	Reflects costs associated with and related to our corporate restructuring initiatives.
(d)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$47,717	$51,770	$199,004	$162,733
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	88	41	361	273
Federal Solutions Adjusted EBITDA including noncontrolling interests	$47,805	$51,811	$199,365	$163,006

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	42,365	31,855	123,385	121,700
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	8,263	7,236	30,032	25,014
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$50,628	$39,091	$153,417	$146,714

Total Adjusted EBITDA including noncontrolling interests	$98,433	$90,902	$352,782	$309,720

parsons.com	©Parsons Corporation. All Rights Reserved. 16

PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income attributable to Parsons Corporation	$28,131	$28,973	$96,664	$64,072
Acquisition related intangible asset amortization	19,314	27,105	78,189	103,153
Equity-based compensation	8,540	4,476	24,354	19,601
Transaction-related costs (a)	1,784	2,696	16,270	11,965
Restructuring (b)	-	229	213	736
Other (c)	1,864	319	3,003	3,320
Tax effect on adjustments	(5,565)	(6,617)	(29,452)	(32,584)
Adjusted net income attributable to Parsons Corporation	54,068	57,181	189,241	170,263
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	103,980	102,785	103,758	102,544
Weighted-average number of diluted shares outstanding (d)	105,036	103,628	104,566	103,210
Adjusted net income attributable to Parsons Corporation per basic share	$0.52	$0.56	$1.82	$1.66
Adjusted net income attributable to Parsons Corporation per diluted share	$0.51	$0.55	$1.81	$1.65

(a)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)	Reflects costs associated with and related to our corporate restructuring initiatives.
(c)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)	Excludes dilutive effect of convertible senior notes due to bond hedge.

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